Exhibit 99.1

NTN Buzztime, Inc. Preannounces Fourth-Quarter 2015 Metrics

–Increased site count for the third quarter in a row–

–Expects to be Adjusted EBITDA Positive for Fourth Quarter 2015–

CARLSBAD, Calif., January 28, 2016 — NTN Buzztime, Inc. (NYSE MKT: NTN), today announced preliminary Adjusted EBITDA for the fourth quarter of 2015 and provided preliminary site count and related metrics for 2015.

“We believe our sales and operations efforts over the full year will deliver better than expected financial performance for the fourth quarter, including positive Adjusted EBITDA,” said Ram Krishnan, NTN Buzztime CEO. “Additionally, site count grew for the third quarter in a row to 2,960 at December 31st, overcoming expectations of a year-end dip.”

The company continues to expect quarterly financial performance and net site count to fluctuate.

During 2015, preliminary data indicates that Buzztime registered over 1 million new users and closed 2015 with over 9 million registered players. Preliminary data indicates that the company posted strong gaming metric increases between fiscal 2014 and 2015:

Metric	12/31/14	12/31/15	Increase
Tablet sessions	11.5M	20.8M	80%
Total game play	84M	115M	40%

“Entering 2016 with momentum, we are excited about our opportunities to drive revenue growth and greater financial improvements. Our next generation tablet platform with payment capabilities and secure EMV technology is being well received. We continue to invest in entertainment and dining technology that helps restaurants and bars differentiate their brands, amplify their guests’ experience and improve operating efficiencies. We believe this translates into delivering long-term shareholder value,” concluded Krishnan.

Upcoming Events

•	CEO Ram Krishnan is scheduled to present at Source Capital 2016 Disruptive Growth & Healthcare Conference in New York City on February 11, 2016 at 12:00 pm EST. The presentation will webcast live over the Internet and accessible at the company's website at http://www.buzztime.com.
•	Management expects to report the fourth quarter and year-end 2015 results via a press release and on a conference call in mid-March 2016. The call will also be webcast live over the Internet and accessible at the company's website at http://www.buzztime.com.

The Company has not completed its quarter and year end closing and review process, and its independent registered public accounting firm has not completed its review of the Company’s results for the quarter ended December 31, 2015 or fiscal 2015. Final results for the fourth quarter and fiscal 2015 results may differ from the information contained in this press release due to the completion of the Company’s financial closing procedures, identification of items that would require the Company to make adjustments to this information and other developments that may arise between the date of this press release and the date on which financial results for the fourth quarter and fiscal 2015 are finalized. Further commentary on the Company’s fourth quarter and fiscal 2015 financial results will be provided as part of the Company’s fourth quarter and fiscal 2015 earnings release and conference call.

Non-GAAP Measures

To supplement its consolidated financial disclosures and statements, which are prepared and presented in accordance with generally accepted accounting principles (GAAP), the Company uses certain non-GAAP financial measures, including Adjusted EBITDA. The Company computes Adjusted EBITDA by excluding from net profit (or loss) the impact of the following: (a) depreciation and amortization expense; (b) interest expense, net; (c) provision for income taxes; (d) non-cash stock-based compensation expense; (e) other non-cash expenses and charges; and (f) to the extent approved by the Company’s lender, other one-time charges and any losses arising from the sale, exchange, transfer or other disposition of assets not in the ordinary course of business. The Company uses this non-GAAP financial measure when evaluating its financial results as well as for internal resource management, planning and forecasting purposes. This non-GAAP financial measure is not intended to represent a measure of performance in accordance with GAAP. Nor should this non-GAAP financial measure be considered as an alternative to statements of cash flows as a measure of liquidity. This non-GAAP financial measure is included herein because management believes it is a measure of operating performance that financial analysts, lenders, investors and other interested parties find to be a useful tool for analyzing companies like the Company that carry significant levels of non-cash depreciation and amortization charges in comparison to their net income or loss calculated in accordance with GAAP. The Company intends to provide a reconciliation of historical non-GAAP financial measure to GAAP when it reports the fourth quarter 2015 results.

Forward-looking Statements

The Company is electing to provide the preliminary financial and non-financial data contained in this press release. The Company does not generally release preliminary financial or non-financial data and, absent an investor conference or another event that the Company expects could result in management disclosing such information before final results are available, the Company does not expect to provide similar information on a going forward basis. The Company expects to provide the preliminary financial and non-financial data contained herein to investors at the conference mentioned above.

This release contains forward-looking statements related to the Company’s expected Adjusted EBITDA for the fourth quarter of 2015, the expected number of new users and total registered players during 2015, and the number of tablet sessions and the total games played during 2015. These statements are based on current expectations and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially. Adjusted EBITDA, if it is positive for the fourth quarter of 2015, may not be positive for the first quarter of 2016 or future quarters. Historically, first quarter results have historically reflected lower Adjusted EBITDA when compared to the other quarters due to the fixed nature of many of the Company’s operating expenses. Risks and uncertainties include accounting adjustments as we close our books for the fourth quarter and complete the audit of our full fiscal year 2015 financial statements. Please see NTN Buzztime, Inc.'s recent filings with the Securities and Exchange Commission for information about other risks that may affect the Company. All forward-looking statements included in this release are based on information available to us on the date hereof. These statements speak only as of the date hereof and NTN Buzztime, Inc. does not undertake to publicly update or revise any of its forward-looking statements, even if experience or future changes show that the indicated results or events will not be realized.

About Buzztime:

Buzztime (NYSE MKT: NTN) delivers interactive entertainment and innovative dining technology to bars and restaurants in North America. Venues license Buzztime’s customizable solution to differentiate themselves via competitive fun by offering guests trivia, card, sports and arcade games, nationwide competitions, personalized menus and self-service dining features. Buzztime’s platform improves operating efficiencies, creates connections among the players and venues, and amplifies guests’ positive experiences. Founded in 1984, Buzztime has accumulated over 9 million player registrations and over 115 million games were played in 2015 alone. For more information, please visit http://www.buzztime.com or follow us on Facebook or Twitter @buzztime.

IR AGENCY CONTACT:

Kirsten Chapman/Becky Herrick, LHA Investor Relations

buzztime@lhai.com

415-433-3777